SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           CURRENT REPORT ON FORM 8-K

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934




                         Date of Report: April 16, 1997
                        (Date of Earliest event reported)


                         *******************************


                          MEDIZONE INTERNATIONAL, INC.

             (Exact name of Registrant as specified in its charter)




          Nevada              2-93277-D                87-0412648
          State of            Commission               IRS Taxpayer
          Incorporation       Registration             No. I.D. Number




            123 East 54th Street, Suite 7B, New York, New York 10022
            ---------------------------------------------------------
                     Address of Principal executive offices


                  Registrant's telephone number: (212) 421-0303

Item 5.  Other Events

1.       Relationship with JRH Biosciences, Inc.

     By letter dated April 16, 1997, Medizone International, Inc. (the "Company") and JRH Biosciences, Inc. ("JRH"), located in Lenexa, Kansas, entered into an agreement whose objective is to investigate the commercial applicability of the Company's viral inactivation technology (the "Process") to treat bovine serum manufactured by JRH and its affiliate, Filtron Pty Ltd., of Melbourne, Australia, with a view to licensing the Process to JRH.

     Pursuant to this letter, during the initial stage, JRH will investigate the application of the Process at the lab bench level at its Lenexa, Kansas facility and evaluate the Process' ability to maintain the bio-performance of bovine serum subsequent to treatment with ozone, while exhibiting a sufficient degree of viral inactivation. The Company is to provide the hardware (i.e. the ozone generator-monitor-dosimeter) to be utilized in connection with the investigation. The period for this investigation is projected to be twelve months (the "Stage I Period"), during this period, the Company may not enter into any arrangements with any other party in connection with the commercial applicability of the Process with respect to the treatment of bovine serum. If JRH is satisfied with the results of this initial stage, it may enter into a subsequent agreements, pursuant to which it is envisioned that the parties would
(i) collaborate on developing a commercially viable device for the application of the Process to bovine serum and (ii) enter into agreements to license the Company's technology to JRH for the inactivation of viral contaminants in bovine serum on mutually agreed to terms.

     JRH may discontinue its participation in this arrangement during the Stage I Period at any time, without penalty. In the event JRH does discontinue its participation during the Stage I Period, the Company may enter into other relationships for the purpose of treating bovine serum, provided, however, that JRH will be provided with notice of such new relationships and, under certain circumstances, will be permitted to reinstate its research and exclude such other new relationship on the part of the Company on one occasion during the initial twelve month period.

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



2.  Appointment of Chief Executive Officer - Corporate

     On April 30, 1997, the Company appointed Arthur P. Bergeron to the position of Chief Executive Officer - Corporate. Mr. Bergeron, who will remain Vice
President and Chief Financial Officer of the Company, will report directly to the Company's Board of Directors and will be in charge of the administrative aspects of the Company's operations, including the day-to-day general management of the Company and its corporate finance aspects.

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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, one of its officers thereunto duly authorized.

Dated:  New York, NY
        May 5, 1997

                                                   MEDIZONE INTERNATIONAL, INC.



                                                   By: s/Joseph S. Latino
                                                       ------------------
                                                       Joseph S. Latino
                                                       President

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








                                  EXHIBIT 10TT



                   Agreement between Medizone International,
                   Inc. and JRH Biosciences, Inc., dated April
                   16, 1997.

April 16, 1997


Dr. Karen Etchberger
JRH Biosciences
13804 W. 107th Street
Lenexa, KS  66215

Fax # (913) 469-5584


Dear Karen,

Based upon our latest conversation of April 1, 1997 and the correspondence to date, I am pleased to confirm that you wish to proceed with the project. The following outlines the framework of the strategic partnership between JRH Biosciences and Medizone International, Inc. Execution of this agreement by both JRH Biosciences and Medizone International, Inc. shall constitute approval of the contents herein. The agreement has been subdivided into three separate Stages (I, II and III) each requiring separate documentation but focuses primarily on Stage I (Ia and Ib) as defined below. However, the general purpose and descriptions for Stages II and III as defined herein are prefaced with the proviso that prior stage success and JRH Biosciences' explicit decision to go forward to the next stage are requisite (see Go/no go option).

Objective: To license Medizone International, Inc.'s ("MII") viral inactivation technology ("process") to JRH for the specific application of treating bovine serum manufactured at JRH BioSciences ("JRH"), Lenexa, Kansas and Filtron Pty Ltd., Melbourne, Australia.

Plan: Three major stages are envisioned towards licensing this process. Stage I is broken into two sections; the first (Ia) being the biological performance of post-treated serum, and the second (Ib) being the viral inactivation kinetics with model viruses at conditions established in the bio-performance section. Stage II represents a "scale-up" analysis to determine the most effective device to be designed that will accommodate JRH's production volume (i.e. 1200 liters/day) and the manufacture of said device. Stage III is the actual licensing process that will be based on a number of factors, including but not limited to: market share, degree of subsidization of "scale-up" and development costs, etc. Successful completion of each Stage, or subdivision, is necessary to move on to the next level of investigation.

In addition, MII will not enter into any arrangement(s) for commercial applicability of the process with any other parties with respect to treatment of bovine serum prior to JRH completing Stage I as proposed herein or for a period of twelve (12) months, whichever is shorter. This period of twelve (12) months permits for an initial three (3) month period of acclimation to the process by JRH personnel, with the nine (9) month balance being the time period projected to complete both Stages Ia and Ib. JRH reserves the right to discontinue the project at any period within Stage I (Go/no go option). In the event that JRH decides not to proceed at any stage, MII would retain sole ownership of the data generated to the point of discontinuance of the project. Upon discontinuance, MII would be permitted to enter into discussions with any entity for the express purpose of treating bovine serum. Prior to entering into a formal relationship with any entity for the purpose of treating bovine serum, MII would provide JRH notice of its intent and offer three (3) business days for JRH to re-institute the research from the point of discontinuance. In the event that JRH does not chose to reinstitute the research, all data generated between JRH and MII from commencement of the partnership to the point of discontinuance would be delivered to MII for its use at the discretion of MII. This scenario of restarting the program after discontinuance by JRH is for one time only, after which any discontinuance renders all data the sole property of MII.

MII agrees that after the twelve (12) month period has elapsed, it would not enter into any commercial arrangement with other parties that would effectively exclude a commercial agreement with JRH unless the proposed three stage research program was stopped short of completion by either party.

Despite the foregoing, MII is not prevented from entering into any other relationships, research or otherwise, with any party in this field insofar as the treatment material is not bovine serum.

During the period that JRH evaluating MII's process, any new technological developments or advances by MII would be afforded to JRH it solely applies to the treatment of bovine serum. Any new technological developments that are developed in the scope of the JRH evaluation and outside the scope of MII's present patent coverage would be owned solely by MII but would be afforded to JRH for their use in the treatment of bovine serum only.

Stage I Objective: To investigate the application of MII's process at the lab bench level in JRH's facility in Lenexa, Kansas and to evaluate the process' ability to maintain bioperformance subsequent to treatment (Stage Ia) while exhibiting a sufficient degree of viral inactivation (Stage Ib). Upon entering into this partnership, MII will provide hardware (ozone generator-monitor-dosimeter), disposables, and technical expertise necessary for JRH to perform and complete these investigations.

Ia Studies as listed below will be performed by JRH to determine the level of bio-performance exhibited by serum treated with MII's process as compared to untreated serum. Biological performance: Multiple passage (three) passage growth assay on six different cell lines, plating efficiency on two cell lines with multiple serum concentrations, cloning efficiency of one cell line, MTT growth assay on three cell lines with multiple serum concentrations, IgG production and biochemical profile; Satisfactory results will be defined as expressing > 75% of control values (non- - treated serum from the same lot as the treated material).

as Electrophoretic profile: Satisfactory results are defined as the expression of no additional or missing bands by the treated serum as compared to control, non-treated serum

Ib Studies as listed below will be performed by JRH on serum artificially spiked with a number of model pathogens to determine the degree of viral inactivation exhibited by MII's process under treatment conditions previously defined in Stage Ia.

         - Bacteria, yeast and mycoplasma: detectable absence satisfactory
         - Viruses and phage 6 log reduction is satisfactory

         Pathogens:

         E. coli                             Bovine viral diarrhea
         B. pumilus                          Parainfluenza type 3
         C. albicans                         Infectious bovine rhinotracheitis
         Acholeplasma laidlawii              Porcine parvovirus
         JH Strauss                          Minute virus of mice

Based upon continued success, it is mutually expected that this relationship between MII and JRH will result in either a licensing or joint venture agreement; the terms and conditions of which are to be mutually agreed to by JRH and MII. Regardless of format or structure, the terms and conditions of such licensing are to be finalized prior to the inception of Stage IIb.

Upon successful completion of Stage I and with consideration to the proviso set forth in the Go/no go option, initiation of Stage II (terms and conditions to be memorialized formally as a separate agreement at the successful conclusion of Stage I), will commence. In general, Stage II and III are envisioned as described below. Details may change as determined and agreed to by both parties.


Stage II:

IIa A task force of personnel from JRH, MII, etc. will be appointed to analyze and agree upon the most effective type of device necessary to "scale-up" which will deliver MII's process.

     Any commercial agreements that are acknowledged will need to take account of marketability of the end product and this will be built into the Stage II agreement.


IIb The development and implementation of this prototypical device or assemblage of devices will be directed towards replicating the lab bench inactivation model on a scale that will accommodate present daily volume production (i.e. 1200 liters).

Upon successful completion of Stage II, licensing of MII's process as previously discussed will be implemented.

Stage III: Licensing of MII's technology to JRH for the inactivation of viral contaminants in bovine serum as manufactured in both JRH's and Filtron's production facilities following terms and conditions to be mutually agreed to by both parties.

It is understood that any release of information by MII (press, scientific, etc.) would be provided to JRH prior to release for approval of factual content. It is further understood that reciprocally, the same prior approval will be afforded to MII prior to JRH making any informational release.



Medizone International, Inc.                             JRH Biosciences, Inc.

By:_________________________
By:_______________________

Name:_______________________
Name:_____________________


Title:______________________
Title:____________________





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